EXHIBIT 99.1
Leidos Posts Strong First Quarter Results and Raises Full-Year Guidance
▶Revenues of $4.4 billion, up 4% year-over-year
▶Net income of $335 million or $2.56 per diluted share
▶Adjusted EBITDA (non-GAAP) of $614 million and Adjusted EBITDA margin (non-GAAP) of 14.0%
▶Non-GAAP Diluted Earnings per Share of $3.13, up 5% year-over-year
▶Cash Flows from Operations of $301 million; Non-GAAP Free Cash Flow of $270 million

RESTON, Va., May 5, 2026 – Leidos Holdings, Inc. (NYSE: LDOS) today reported financial results for the first quarter of fiscal year 2026, highlighted by robust earnings and revenue growth.
"Leidos delivered strong first quarter performance, as our teams worked proactively with customers to drive improved mission outcomes early in the year," said Leidos Chief Executive Officer Tom Bell. "Also importantly, with the quick close of the Entrust acquisition and the signing of our security products joint venture, we're actively executing our NorthStar 2030 strategy while supporting our nation's highest priority objectives. Given all this and our ongoing confidence in our business, we're pleased to raise our revenue, earnings, and cash guidance for the year. And we continue to see the second half of 2026 as the launchpad for multiyear growth acceleration."
SUMMARY OPERATING RESULTS

	Three Months Ended
(in millions, except margin and per share data)	April 3, 2026	April 4, 2025
Revenues	$4,400	$4,245
Net income	$335	$365
Net income margin	7.6%	8.6%
Diluted earnings per share (EPS)	$2.56	$2.77
Non-GAAP Measures*:
Adjusted EBITDA	$614	$601
Adjusted EBITDA margin	14.0%	14.2%
Non-GAAP diluted EPS	$3.13	$2.97

* Non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Management believes that these non-GAAP measures provide another representation of Leidos' results of operations and financial condition, including its ability to comply with financial covenants. See Non-GAAP Financial Measures at the end of this press release for more information and a reconciliation of our selected reported results to these non-GAAP measures.

Revenues for the quarter were $4.40 billion, up 4% compared to the first quarter of 2025, including 3% organically. Revenues grew year-over-year due to increased customer demand, especially for innovative products and solutions in Intelligence, commercial energy infrastructure, and domestic and international air traffic management.
For the first quarter, net income was $335 million, or $2.56 per diluted share. Net income and diluted EPS were both down 8% year-over-year; net income margin was 7.6% compared to 8.6% in the first quarter of 2025. Net income and diluted EPS for the quarter reflect $39 million in costs associated with the acquisition of ENTRUST Solutions Group ("Entrust") and the pending joint venture to combine the Security Enterprise Solutions and Industrial Automation businesses of Leidos with Analogic Corporation. Adjusting for one-time items like those, non-GAAP net income rose 4% year-over-year, to $408 million for the first quarter, and non-GAAP diluted EPS rose 5% to $3.13.
In addition, adjusted EBITDA was $614 million for the first quarter, up 2% year-over-year. Adjusted EBITDA margin of 14.0% decreased from 14.2% in the first quarter of 2025. Profitability remained high through prudent cost management, excellent award and incentive fee performance, and a $15 million insurance reimbursement for legal costs incurred prior to fiscal 2026.

1	Leidos Holdings, Inc. Exhibit 99.1

CASH FLOW SUMMARY
In the first quarter, Leidos generated $301 million of net cash provided by operating activities, used $2.36 billion in investing activities and generated $1.39 billion in financing activities. Net cash provided by operating activities was driven by strong EBITDA and collections performance.
The primary investment in the quarter was the acquisition of Entrust. In addition, investing activities included $31 million in property, equipment and software payments, which resulted in quarterly free cash flow of $270 million. Financing activities were driven by proceeds of $1.4 billion in senior notes and $300 million in commercial paper to finance the Entrust acquisition, as well as $298 million returned to shareholders, including $243 million in share repurchases and $55 million as part of a regular quarterly cash dividend program. As of April 3, 2026, Leidos had $457 million in cash and cash equivalents and $6.3 billion of debt.
On May 1, 2026, the Leidos Board of Directors declared a cash dividend of $0.43 per share. The dividend will be payable on June 30, 2026, to stockholders of record at the close of business on June 15, 2026.
NEW BUSINESS AWARDS
Net bookings totaled $3.3 billion in the quarter, representing a book-to-bill ratio of 0.8. As a result, backlog at the end of the quarter was $48.4 billion, of which $9.6 billion was funded. Trailing-twelve-month book-to-bill of 1.1 resulted in year-over-over growth in total and funded backlog of 4% and 31%, respectively. Included in the quarterly bookings were several notable awards:
▶Mission Awareness Capabilities Ramp-up and Optimization (MACRO) II. Leidos has been awarded a five-year, $869 million MACRO II task order to develop and integrate secure, AI-enabled systems for the U.S. Army that enhance decision-making across all military domains. The program focuses on transforming large volumes of data into actionable insights, enabling faster and more effective battlefield decisions. This award aligns with Leidos’ NorthStar 2030 strategy, reinforcing its role in advancing digital modernization and mission software capabilities for multi-domain operations.
▶Global Solutions Management-Operations (GSM-O) II Task Orders. The Defense Information Systems Agency (DISA) awarded Leidos over $461M in multi-year awards, including the renewal of two cyber task orders. Under the GSM-O II Indefinite Delivery/Indefinite Quantity (IDIQ) contract, Leidos provides exceptional 24x7 worldwide operational and defensive cyber performance on the Department of Defense (DOD) Information Network / Defense Information System Network (DODIN/DISN), including Epic Fury surge support with emergency circuit activations, site restoral efforts and extended cyber coverage.
▶National Security Agency (NSA) Technical Signals Intelligence (TechSIGINT) Modernization. The NSA awarded Leidos a two-year $335 million contract to extend and expand support for its TechSIGINT modernization efforts. NSA's TechSIGINT mission delivers critical insights into foreign weapons systems and air and space capabilities, strengthening the nation's ability to understand and respond to evolving global threats. Leidos will develop and deploy new systems using cloud architectures and standardized NSA corporate infrastructures and services and will provide the technical services to develop, deploy and sustain a wide range of enhanced TechSIGINT collection, production and analysis capabilities.
▶Securities and Exchange Commission (SEC) Infrastructure Support Services 2 (ISS2). Leidos has been awarded the U.S. SEC's ISS2 contract, a 10-year award valued at approximately $284 million to help further modernize, secure, and operate the agency's core IT environment. Through ISS2, Leidos will support an enterprise environment serving approximately 5,900 federal and contractor end users and help sustain the resilient infrastructure, end-user services, and software ecosystem that underpin the SEC's mission to protect investors, maintain fair, orderly, and efficient markets, and facilitate capital formation.

Leidos Holdings, Inc. Exhibit 99.1	2

FORWARD GUIDANCE
Leidos is raising its fiscal year 2026 guidance as follows:

FY26 Guidance
Measure	Current	Prior
Revenues (B)	$18.00 - $18.40	$17.50 - $17.90
Adjusted EBITDA Margin	Mid 13%	Mid 13%
Non-GAAP Diluted EPS	$12.10 - $12.50	$12.05 - $12.45
Cash Flows Provided by Operating Activities (B)	Approximately $1.80	Approximately $1.75
For information regarding adjusted EBITDA margin and non-GAAP diluted EPS, see the related explanations and reconciliations to GAAP measures included elsewhere in this release.
Leidos does not provide a reconciliation of forward-looking adjusted EBITDA margins or non-GAAP diluted EPS to net income margin or diluted EPS due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. Because certain deductions for non-GAAP exclusions used to calculate projected net income margin or diluted EPS may vary significantly based on actual events, Leidos is not able to forecast on a GAAP basis with reasonable certainty all deductions needed in order to provide a GAAP calculation of projected net income at this time. The amounts of these deductions may be material and, therefore, could result in projected net income margin and diluted EPS being materially less than what may be implied by projected adjusted EBITDA margins and non-GAAP diluted EPS.

3	Leidos Holdings, Inc. Exhibit 99.1

CONFERENCE CALL INFORMATION
Leidos management will discuss operations and financial results in an earnings conference call beginning at 8 A.M. eastern time on May 5, 2026. A live audio broadcast of the conference call along with a supplemental presentation will be available to the public through links on the Leidos Investor Relations website (http://ir.leidos.com). An archived version of the webcast will be available on the Leidos Investor Relations website until May 5, 2027.
ABOUT LEIDOS
Leidos is an industry and technology leader serving government and commercial customers with smarter, more efficient digital and mission innovations. Headquartered in Reston, Virginia, with 50,000 global employees, Leidos reported annual revenues of approximately $17.2 billion for the fiscal year ended January 2, 2026. For more information, visit www.leidos.com.
FORWARD-LOOKING STATEMENTS
Certain statements in this release contain or are based on "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as "expects," "intends," "plans," "anticipates," "believes," "estimates," "guidance" and similar words or phrases. Forward-looking statements in this release include, among others, estimates of our future growth, strategy and financial and operating performance, including future revenues, adjusted EBITDA margins, diluted EPS (including on a non-GAAP basis) and cash flows provided by operating activities, as well as statements about our business contingency plans, government budgets and spending, uncertainties in tax due to new tax legislation or other regulatory developments, strategy, planned investments including the pending joint venture, sustainability goals and our future dividends, share repurchases, capital expenditures, debt repayments, acquisitions, dispositions and cash flow conversion. These statements reflect our belief and assumptions as to future events that may not prove to be accurate.
Actual performance and results may differ materially from those results anticipated by our guidance and other forward-looking statements made in this release depending on a variety of factors, including, but not limited to: developments in the U.S. government defense and non-defense budgets, including budget reductions, sequestration, implementation of spending limits or changes in budgetary priorities, continuation of the U.S. government shutdown and other or future delays in the U.S. government budget process, or the U.S. government’s failure to raise the debt ceiling, which increases the possibility of a default by the U.S. government on its debt obligations, related credit-rating downgrades, or an economic recession; uncertainties in tax due to new tax legislation or other regulatory developments; deterioration of economic conditions or weakening in credit or capital markets; uncertainty in the consequences of current and future geopolitical events; inflationary pressures and fluctuations in interest rates; delays in the U.S. government contract procurement process or the award of contracts and delays or loss of contracts as a result of competitor protests; changes in U.S. government procurement rules, regulations and practices; our compliance with various U.S. government and other government procurement rules and regulations; governmental reviews, audits and investigations of our company; our ability to effectively compete and win contracts with the U.S. government and other customers; our ability to respond rapidly to emerging technology trends, including the use of artificial intelligence; our reliance on information technology spending by hospitals/healthcare organizations; our reliance on infrastructure investments by industrial and natural resources organizations; energy efficiency and alternative energy sourcing investments; investments by U.S. government and commercial organizations in environmental impact and remediation projects; the effects of an epidemic, pandemic or similar outbreak may have on our business, financial position, results of operations and/or cash flows; our ability to attract, train and retain skilled employees, including our management team, and to obtain security clearances for our employees; our ability to accurately estimate costs, including cost increases due to inflation, associated with our firm-fixed-price contracts and other contracts; resolution of legal and other disputes with our customers and others or legal or regulatory compliance issues; cybersecurity, data security or other security threats, system failures or other disruptions of our business; our compliance with international, federal, state and local laws and regulations regarding privacy, data security, protection, storage, retention, transfer, disposal and other processing, technology protection and personal information; the damage and disruption to our business resulting from natural disasters and the effects of climate change; our ability to effectively acquire businesses and make investments; our ability to maintain relationships with prime contractors, subcontractors and joint venture partners; our ability to manage performance and other risks related to customer contracts; the failure of our inspection or detection systems to detect threats; the adequacy of our insurance programs, customer indemnifications or other liability protections designed to protect us from significant product or other liability claims, including cybersecurity attacks; our ability to manage risks associated with our international business; our ability to comply with the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act of 2010 and similar worldwide anti-corruption and anti-bribery laws and regulations; our ability to protect our intellectual property and other proprietary rights by third parties of infringement, misappropriation or other violations by us of their intellectual property rights; our ability to prevail in litigation brought by third parties of infringement, misappropriation or other violations by us of their intellectual property rights; our

Leidos Holdings, Inc. Exhibit 99.1	4

ability to declare or increase future dividends based on our earnings, financial condition, capital requirements and other factors, including compliance with applicable law and our agreements; our ability to grow our commercial health and infrastructure businesses, which could be negatively affected by budgetary constraints faced by hospitals and by developers of energy and infrastructure projects; our ability to successfully integrate acquired businesses; and our ability to execute our business plan and long-term management initiatives effectively and to overcome these and other known and unknown risks that we face.
These are only some of the factors that may affect the forward-looking statements contained in this release. For further information concerning risks and uncertainties associated with our business, please refer to the filings we make from time to time with the U.S. Securities and Exchange Commission (SEC), including the "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Legal Proceedings" sections of our latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, all of which may be viewed or obtained through the Investor Relations section of our website at www.leidos.com.
All information in this release is as of May 5, 2026. Leidos expressly disclaims any duty to update the guidance or any other forward-looking statement provided in this release to reflect subsequent events, actual results or changes in Leidos' expectations. Leidos also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

CONTACTS:

Investor Relations:	Media Relations:
Stuart Davis	Brandon Ver Velde
571.526.6124	571.526.6257
ir@leidos.com	brandon.p.vervelde@leidos.com

5	Leidos Holdings, Inc. Exhibit 99.1

LEIDOS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
(in millions, except per share data)	April 3, 2026	April 4, 2025
Revenues	$4,400	$4,245
Cost of revenues	3,639	3,488
Selling, general and administrative expenses	223	230
Acquisition, integration and restructuring costs	35	4
Equity earnings of non-consolidated subsidiaries	(5)	(7)
Operating income	508	530
Non-operating expense:
Interest expense, net	(55)	(49)
Other expense, net	(24)	(3)
Income before income taxes	429	478
Income tax expense	(94)	(113)
Net income	335	365
Less: net income attributable to non-controlling interest	7	2
Net income attributable to Leidos common stockholders	$328	$363
Earnings per share:
Basic	$2.60	$2.79
Diluted	2.56	2.77
Weighted average number of common shares outstanding:
Basic	126	130
Diluted	128	131
Cash dividends declared per share	$0.43	$0.40

Leidos Holdings, Inc. Exhibit 99.1	6

LEIDOS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions, except share and per share data)	April 3, 2026	January 2, 2026
Assets:
Cash and cash equivalents	$457	$1,108
Receivables, net	3,028	2,708
Inventory, net	336	342
Other current assets	582	656
Total current assets	4,403	4,814
Property, plant and equipment, net	966	961
Intangible assets, net	993	458
Goodwill	8,094	6,342
Operating lease right-of-use assets, net	553	526
Deferred tax assets	35	48
Other long-term assets	343	344
Total assets	$15,387	$13,493
Liabilities:
Accounts payable and accrued liabilities	$2,145	$1,988
Accrued payroll and employee benefits	687	819
Short-term debt and current portion of long-term debt	320	20
Total current liabilities	3,152	2,827
Long-term debt, net of current portion	6,014	4,628
Operating lease liabilities	610	587
Deferred tax liabilities	280	221
Other long-term liabilities	267	268
Total liabilities	10,323	8,531
Stockholders’ equity:
Common stock, $0.0001 par value, 500,000,000 shares authorized, 125,783,512 and 126,380,657 shares issued and outstanding at April 3, 2026, and January 2, 2026, respectively	—	—
Additional paid-in capital	117	319
Retained earnings	4,921	4,647
Accumulated other comprehensive loss	(25)	(50)
Total Leidos stockholders’ equity	5,013	4,916
Non-controlling interest	51	46
Total stockholders' equity	5,064	4,962
Total liabilities and stockholders' equity	$15,387	$13,493

7	Leidos Holdings, Inc. Exhibit 99.1

LEIDOS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
(in millions)	April 3, 2026	April 4, 2025
Cash flows from operations:
Net income	$335	$365
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	72	69
Stock-based compensation	25	21
Deferred income taxes	(8)	(24)
Loss on pension plan settlement	23	—
Other	10	(1)
Change in assets and liabilities, net of effects of acquisitions and dispositions:
Receivables	(160)	(246)
Other current assets and other long-term assets	3	(27)
Accounts payable and accrued liabilities and other long-term liabilities	54	(72)
Accrued payroll and employee benefits	(154)	(148)
Income taxes receivable/payable	101	121
Net cash provided by operating activities	301	58
Cash flows from investing activities:
Acquisition of a business, net of cash acquired	(2,338)	—
Payments for property, equipment and software	(31)	(22)
Divestiture of a business	4	—
Other	6	—
Net cash used in investing activities	(2,359)	(22)
Cash flows from financing activities:
Proceeds from debt issuance	1,397	997
Net proceeds from commercial paper	300	—
Repayments of borrowings	(5)	(529)
Payments for debt issuance costs	(15)	(7)
Dividend payments	(55)	(53)
Repurchases of stock and other	(243)	(528)
Proceeds from issuances of stock	16	15
Net capital distributions to non-controlling interests	(2)	(5)
Net cash provided by (used in) financing activities	1,393	(110)
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	(1)	7
Net decrease in cash, cash equivalents and restricted cash	(666)	(67)
Cash, cash equivalents and restricted cash at beginning of period	1,204	991
Cash, cash equivalents and restricted cash at end of period	538	924
Less: restricted cash at end of period	81	82
Cash and cash equivalents at end of period	$457	$842

Leidos Holdings, Inc. Exhibit 99.1	8

LEIDOS HOLDINGS, INC.
UNAUDITED SEGMENT OPERATING RESULTS

	Three Months Ended
(in millions)	April 3, 2026	April 4, 2025
Revenues:
Intelligence & Digital	$1,513	$1,408
Health	1,188	1,188
Homeland	816	770
Defense	883	879
Total	$4,400	$4,245
Operating income (loss):
Intelligence & Digital	$146	$132
Health	284	288
Homeland	33	61
Defense	62	74
Corporate	(17)	(25)
Total	$508	$530
Operating income margin:
Intelligence & Digital	9.6%	9.4%
Health	23.9%	24.2%
Homeland	4.0%	7.9%
Defense	7.0%	8.4%
Total	11.5%	12.5%
Beginning fiscal 2026, we completed a realignment of our reporting structure, which resulted in the identification of four reportable segments: Intelligence & Digital, Health, Homeland and Defense. Additionally, we separately present the unallocable costs associated with corporate functions as Corporate. We commenced operating and reporting under the new organizational structure effective the first day of fiscal 2026. As a result of this change, prior year segment results have been recast to reflect the current reportable segment structure.
Intelligence & Digital
Intelligence & Digital revenues of $1.51 billion increased by 7% compared to the prior year quarter. Revenue growth was driven by recent contract awards and increased volumes for Intelligence Community mission support, as well as $22 million from the acquisition of Kudu Dynamics. For the quarter, operating income margin increased to 9.6% from 9.4% in the prior year quarter. Similarly, non-GAAP operating income margin of 10.2% was up from 9.7% in the prior year quarter.
Health
Health revenues of $1.19 billion, unchanged compared to the prior year quarter. Health profitability was also relatively stable across periods. Health operating income margin for the quarter was 23.9%, compared to 24.2% in the prior year quarter, and non-GAAP operating income margin was 24.2%, compared to 24.7% in the prior year quarter.
Homeland
Homeland revenues of $816 million increased by 6% compared to the prior year quarter driven primarily by continued strong demand for Energy Infrastructure engineering services and domestic and international air traffic control systems. Operating income margin for the quarter was 4.0%, compared to 7.9% in the prior year quarter, primarily from costs associated with the acquisition of Entrust and the pending joint venture to combine the Security Enterprise Solutions and Industrial Automation businesses of Leidos with Analogic Corporation. Non-GAAP operating margin decreased to 8.5% from 9.4% in the prior year quarter as the result of changing customer requirements on a fixed price program.

9	Leidos Holdings, Inc. Exhibit 99.1

LEIDOS HOLDINGS, INC.
UNAUDITED SEGMENT OPERATING RESULTS

Defense
Defense revenues of $883 million were up slightly compared to the prior year quarter, as strong growth in integrated air defense systems offset the wind down of certain airborne surveillance programs. Defense operating income margin for the quarter was 7.0%, compared to 8.4% in the prior year quarter, and non-GAAP operating margin was 8.3%, compared to 9.8% in the prior year quarter. The lower profitability resulted from schedule delays on a fixed price development program.

Leidos Holdings, Inc. Exhibit 99.1	10

LEIDOS HOLDINGS, INC.
UNAUDITED BACKLOG BY REPORTABLE SEGMENT
Backlog represents the revenues we expect to recognize under negotiated contracts and unissued task orders on sole source IDIQ contracts, to the extent we believe their execution and funding to be probable. Backlog does not include potential task orders expected to be awarded under multiple award IDIQ contracts.
Backlog value is based on management’s estimates about volume of services, availability of customer funding and other factors, and excludes contracts that are under protest. Estimated backlog comprises both funded and negotiated unfunded backlog. Backlog estimates are subject to change and may be affected by several factors, including modifications of contracts, non-exercise of options and foreign currency movements.
Funded backlog for contracts with the U.S. government represents the value on contracts for which funding is appropriated less revenues previously recognized on these contracts. Funded backlog for contracts with non-U.S. government entities and commercial customers represents the estimated value on contracts, which may cover multiple future years, under which Leidos is obligated to perform, less revenue previously recognized on the contracts. Unfunded backlog represents all remaining value on task orders that is not funded, including options, that we expect to recognize as well as expected future task orders under sole source IDIQ contracts.
The estimated value of backlog as of the dates presented was as follows:

	April 3, 2026			April 4, 2025
(in millions)	Funded	Unfunded	Total	Funded	Unfunded	Total
Intelligence & Digital	$1,882	$17,453	$19,335	$1,745	$15,603	$17,348
Health	1,760	4,800	6,560	832	7,431	8,263
Homeland	3,304	6,580	9,884	2,617	7,357	9,974
Defense	2,652	9,938	12,590	2,135	8,576	10,711
Total	$9,598	$38,771	$48,369	$7,329	$38,967	$46,296
Backlog at April 3, 2026, includes $371 million acquired through the acquisition of Entrust within the Homeland reportable segment.

11	Leidos Holdings, Inc. Exhibit 99.1

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES
Leidos uses and refers to non-GAAP operating income, non-GAAP operating margin, adjusted EBITDA, adjusted EBITDA margin, non-GAAP diluted EPS, non-GAAP free cash flow and non-GAAP free cash flow conversion, which are not measures of financial performance under generally accepted accounting principles in the U.S. and, accordingly, these measures should not be considered in isolation or as a substitute for the comparable GAAP measures and should be read in conjunction with Leidos's consolidated financial statements prepared in accordance with GAAP.
Management believes that these non-GAAP measures provide another representation of the results of operations and financial condition, including its ability to comply with financial covenants. These non-GAAP measures are frequently used by financial analysts covering Leidos and its peers. The computation of non-GAAP measures may not be comparable to similarly titled measures reported by other companies, thus limiting their use for comparability.
Organic revenues capture the revenue that is inherent in the underlying business excluding the impact of acquisitions and divestitures made within the prior year; it is computed as current revenues excluding revenues from acquisitions within the last 12 months and divestitures within the current and year-ago periods.
Non-GAAP operating income is computed by excluding the following discrete items from operating income:
▶Acquisition, integration and restructuring costs – Represents acquisition, integration, lease termination, severance and retention costs and asset markdowns related to acquisitions and restructuring activities.
▶Amortization of acquired intangible assets – Represents the amortization of the fair value of the acquired intangible assets. We do not exclude the revenue associated with these acquired intangible assets from non-GAAP operating income.
Non-GAAP non operating income is computed by excluding the discrete items from operating income and the following discrete items from non operating income.
▶Settlement loss on pension plan buy-out – Represents the settlement loss in connection with the buy-out of our UK defined benefit pension plan.
▶Acquisition related financing costs – Represents the cost associated with the termination of the bridge loan facility in connection with the acquisition of Entrust.
Non-GAAP operating margin is computed by dividing non-GAAP operating income by revenues.
Adjusted EBITDA is computed by excluding the following items from income before income taxes: (i) discrete items as identified above; (ii) interest expense; (iii) interest income; (iv) depreciation expense; and (v) amortization of internally developed intangible assets.
Adjusted EBITDA margin is computed by dividing adjusted EBITDA by revenues.
Non-GAAP net income is computed by excluding the discrete items listed under non-GAAP operating income and their related tax impacts.
Non-GAAP diluted EPS is computed by dividing net income attributable to Leidos common stockholders, adjusted for the discrete items as identified above and the related tax impacts, by the diluted weighted average number of common shares outstanding.
Non-GAAP free cash flow is computed by deducting expenditures for property, equipment and software from net cash provided by (used in) operating activities.
Non-GAAP free cash flow conversion is computed by dividing non-GAAP free cash flow by non-GAAP net income attributable to Leidos common stockholders; operating cash flow conversion is computed by dividing net cash provided by operating activities by net income attributable to Leidos common stockholders.

Leidos Holdings, Inc. Exhibit 99.1	12

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except growth percentages)
The following table presents the reconciliation of revenues to organic revenues by reportable segment and total operations:

	Three Months Ended
	April 3, 2026	April 4, 2025	Percent Change
Intelligence & Digital
Revenues, as reported	$1,513	$1,408	7.5%
Acquisition revenues(1)	22	—
Organic revenues	1,491	1,408	5.9%
Health
Revenues, as reported	1,188	1,188	—%
Homeland
Revenues, as reported	816	770	6.0%
Acquisition and divestiture revenues(1)(2)	11	8
Organic revenues	805	762	5.6%
Defense
Revenues, as reported	883	879	0.5%
Total Operations
Revenues, as reported	4,400	4,245	3.7%
Acquisition and divestiture revenues(1)(2)	33	8
Organic revenues	$4,367	$4,237	3.1%
(1)Current period acquisition revenues reflects revenues in the current as reported figures for 12 months from closing of each acquisition. Acquisition revenues for the three months ended April 3, 2026, for the Intelligence & Digital and Homeland segments includes Kudu Dynamics (acquired May 23, 2025) and Entrust (acquired March 27, 2026).
(2)Prior period divestiture revenues reflect revenues from assets subsequently divested. Divestiture revenues for the three months ended April 4, 2025, for the Homeland segment include an immaterial business not aligned to the Company's long term strategy (divested October 31, 2025).

13	Leidos Holdings, Inc. Exhibit 99.1

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share data and margin percentages)
The following tables present the reconciliation of non-GAAP operating income, net income, diluted EPS, adjusted EBITDA, and adjusted EBITDA margin to the most directly comparable GAAP measures for the three months ended April 3, 2026:

	Three Months Ended April 3, 2026
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Settlement loss on pension plan buy-out	Acquisition related financing costs	Non-GAAP results
Operating income	$508	$35	$30	$—	$—	$573
Non-operating expense, net	(79)	—	—	23	5	(51)
Income before income taxes	429	35	30	23	5	522
Income tax expense(1)	(94)	(6)	(7)	(6)	(1)	(114)
Net income	335	29	23	17	4	408
Less: net income attributable to non-controlling interest	7	—	—	—	—	7
Net income attributable to Leidos common stockholders	$328	$29	$23	$17	$4	$401

Diluted EPS attributable to Leidos common stockholders(2)	$2.56	$0.23	$0.18	$0.13	$0.03	$3.13
Diluted shares	128	128	128	128	128	128

	Three Months Ended April 3, 2026
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Settlement loss on pension plan buy-out	Acquisition related financing costs	Non-GAAP results
Net income	$335	$29	$23	$17	$4	$408
Income tax expense(1)	94	6	7	6	1	114
Income before income taxes	429	35	30	23	5	522
Depreciation expense	42	—	—	—	—	42
Amortization of intangibles	30	—	(30)	—	—	—
Interest expense, net	55	—	—	—	(5)	50
Adjusted EBITDA	$556	$35	$—	$23	$—	$614
Adjusted EBITDA margin	12.6%					14.0%
(1)Calculation uses an estimated statutory tax rate on non-GAAP adjustments.
(2)Earnings per share is computed independently for each of the non-GAAP adjustment presented and therefore may not sum to the total non-GAAP earnings per share due to rounding.

Leidos Holdings, Inc. Exhibit 99.1	14

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share data and margin percentages)
The following tables present the reconciliation of non-GAAP operating income, net income, diluted EPS, adjusted EBITDA, and adjusted EBITDA margin to the most directly comparable GAAP measures for the three months ended April 4, 2025:

	Three Months Ended April 4, 2025
	As reported	Acquisition, integration and restructuring costs (1)	Amortization of acquired intangibles	Non-GAAP results
Operating income	$530	$5	$30	$565
Non-operating expense, net	(52)	—	—	(52)
Income before income taxes	478	5	30	513
Income tax expense(2)	(113)	(1)	(8)	(122)
Net income	365	4	22	391
Less: net income attributable to non-controlling interest	2	—	—	2
Net income attributable to Leidos common stockholders	$363	$4	$22	$389

Diluted EPS attributable to Leidos common stockholders(3)	$2.77	$0.03	$0.17	$2.97
Diluted shares	131	131	131	131

	Three Months Ended April 4, 2025
	As reported	Acquisition, integration and restructuring costs (1)	Amortization of acquired intangibles	Non-GAAP results
Net income	$365	$4	$22	$391
Income tax expense(2)	113	1	8	122
Income before income taxes	478	5	30	513
Depreciation expense	39	—	—	39
Amortization of intangibles	30	—	(30)	—
Interest expense, net	49	—	—	49
Adjusted EBITDA	$596	$5	$—	$601
Adjusted EBITDA margin	14.0%			14.2%
(1)Asset markdowns associated with restructuring activities were recorded to "Cost of revenues" in the consolidated statements of operations.
(2)Calculation uses an estimated statutory tax rate on non-GAAP adjustments.
(3)Earnings per share is computed independently for each of the non-GAAP adjustment presented and therefore may not sum to the total non-GAAP earnings per share due to rounding.

15	Leidos Holdings, Inc. Exhibit 99.1

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except margin percentages)
The following tables present the reconciliation of non-GAAP operating income by reportable segment and Corporate to operating income:

	Three Months Ended April 3, 2026
	Operating income (loss)	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Non-GAAP operating income (loss)	Non-GAAP operating margin
Intelligence & Digital	$146	$1	$8	$155	10.2%
Health	284	—	4	288	24.2%
Homeland	33	29	7	69	8.5%
Defense	62	—	11	73	8.3%
Corporate	(17)	5	—	(12)	NM
Total	$508	$35	$30	$573	13.0%

	Three Months Ended April 4, 2025
	Operating income (loss)	Acquisition, integration and restructuring costs (1)	Amortization of acquired intangibles	Non-GAAP operating income (loss)	Non-GAAP operating margin
Intelligence & Digital	$132	$—	$5	$137	9.7%
Health	288	—	6	294	24.7%
Homeland	61	4	7	72	9.4%
Defense	74	—	12	86	9.8%
Corporate	(25)	1	—	(24)	NM
Total	$530	$5	$30	$565	13.3%
NM - Not Meaningful
(1) Asset markdowns associated with restructuring activities were recorded to "Cost of revenues" in the condensed consolidated statements of operations.

Leidos Holdings, Inc. Exhibit 99.1	16

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except percentages)
The following table presents the reconciliation of free cash flow to net cash provided by operating activities as well as the calculation of operating cash flow and free cash flow conversion ratios:

	Three Months Ended
	April 3, 2026	April 4, 2025
Net cash provided by operating activities	$301	$58
Payments for property, equipment and software	(31)	(22)
Non-GAAP free cash flow	$270	$36

Net income attributable to Leidos common stockholders	$328	$363
Acquisition, integration and restructuring costs(1)(2)	29	4
Amortization of acquired intangibles(1)	23	22
Settlement loss on pension plan buy-out(1)	17	—
Acquisition related financing costs(1)	4	—
Non-GAAP net income attributable to Leidos common stockholders	$401	$389

Operating cash flow conversion ratio	92%	16%
Non-GAAP free cash flow conversion ratio	67%	9%
(1)After-tax expenses excluded from non-GAAP net income.
(2)Asset markdowns associated with restructuring activities for the three months ended April 4, 2025, were recorded to "Cost of revenues" in the condensed consolidated statements of operations.

17	Leidos Holdings, Inc. Exhibit 99.1